UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Accenture plc
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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 1, 2019

This proxy statement supplement (this “Supplement”), dated January 15, 2019, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of Accenture plc (“Accenture” or the “Company”) dated December 7, 2018 and made available to shareholders in connection with the Annual General Meeting of Shareholders to be held on February 1, 2019 (the “Annual Meeting”). Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS
SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

PROPOSAL 1: ELECTION OF DIRECTORS

Appointment of Interim CEO and Director; Substitute Nominee for Election as Director

Mr. Pierre Nanterme has stepped down from his role as Chairman and CEO and as a director of the Company for health reasons, and will remain with Accenture as advisor to the CEO. In light of Mr. Nanterme’s resignation as a director, Mr. Nanterme also informed the Board that he will not stand for election at the Annual Meeting.

The Board appointed David P. Rowland, the chief financial officer of the Company, to the role of interim chief executive officer and a director of the Company, effective January 10, 2019.

The Board appointed Marge Magner, a director of the Company since 2006 and Lead Director since 2014, to serve as non-executive chair of the Board, effective January 10, 2019.

The Proxy Statement provides that if any nominee becomes unwilling or unable to serve as a director, the Board may propose another person in place of that nominee, and the individuals designated as your proxies will vote to appoint that proposed person. The Board has proposed Mr. Rowland as a substitute nominee in place of Mr. Nanterme. Mr. Rowland has indicated that he is willing and able to serve as a director. Accordingly, any shares represented at the Annual Meeting by proxy cards or voting instructions will not be voted for Mr. Nanterme, but will instead be voted with respect to the election of Mr. Rowland as a director pursuant to the discretionary voting authority granted to the proxies. The proxy card or voting instruction form distributed with the Proxy Statement remains valid and shareholders who have already returned their proxy card or provided voting instructions do not need to take any action unless they wish to change or revoke their other voting instructions.

The following is a brief biography of Mr. Rowland and a discussion of the specific experience, qualifications, attributes, and skills that led the Board to appoint him as a director.

David Rowland
Director since January 2019
57 years old
Mr. Rowland has been the Company’s interim chief executive officer and director since January 10, 2019. Prior to his appointment as interim CEO, he served as the Company’s chief financial officer since July 2013. From October 2006 to July 2013, he was the Company’s senior vice president—Finance. Previously, Mr. Rowland was the Company’s managing director—Finance Operations from July 2001 to October 2006. Prior to assuming that role, he served as the Company’s finance director—Communications, Media & Technology operating group and as the Company’s finance director—Products operating group. Mr. Rowland previously served on the board and as chair of the Audit Committee of Avanade Inc., a joint venture of the Company and Microsoft Corporation. From April 2015 through the merger of the Company’s subsidiary Accenture Holdings plc with and into Accenture plc in March 2018, Mr. Rowland also served as a director of Accenture Holdings plc.

Specific Expertise: Mr. Rowland has developed deep knowledge of Accenture’s business, the global marketplace and the competitive environment from his 35 years with the Company, including his executive roles as chief financial officer, managing director and finance director.

The Board recommends shareholders vote FOR the election of each of the 11 director nominees, which now include David Rowland in lieu of Pierre Nanterme.

Other than as specified above, no items presented in the Proxy Statement are affected by this Supplement, and you should carefully review the Proxy Statement prior to voting your shares.

By order of the Board of Directors,

Joel Unruch
Corporate Secretary
January 15, 2019